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                                                                 Exhibit 5.1

                 [BROBECK, PHLEGER HARRISON LLP LETTERHEAD]

E*TRADE Group, Inc.
Four Embarcadero Place
2400 Geng Road
Palo Alto, CA 94303

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by E*TRADE Group, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering an underwritten public offering of up to 9,315,000 shares of Common Stock (the "Common
Stock"), including 1,215,000 shares to cover over-allotments, if any.

     In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation, and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be duly and validly issued, fully paid and nonassessable.

     We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and any amendment thereto and to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

                              Very truly yours,

                              BROBECK PHLEGER HARRISON LLP

                              /s/ BROBECK PHLEGER HARRISON LLP